Exhibit 23(a)  Consent of HJ & Associates, CPAs



HJ & Associates, LLC
Key Bank Tower
50 South Main Street   Suite 1450
Salt Lake City, Utah 84144


                                        December 9, 2002


To the Board of Directors of TGFIN Holdings, Inc.
39 Broadway, Suite 740
New York, New York 10006

     We consent to the use of our report dated July 2, 2002 for the year ended April 30, 2002 and for the years ended April 30, 2002 and 2001 and from inception of the development stage on May 1, 2001 through April 30, 2002 incorporated herein by reference and to the use of our name under the caption "Experts" in any prospectus forming a part of the Registration Statement.



HJ & ASSOCIATES, LLC.

Salt Lake City, Utah
December 9, 2002